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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 5, 2001

ALLIANT TECHSYSTEMS INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-10582	41-16726904
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 SECOND STREET, N.E. HOPKINS, MINNESOTA (Address of principal executive offices)	55343-8384 (Zip Code)

Registrant's telephone number, including area code: (952) 931-6000

NOT APPLICABLE
(Former name, former address and former fiscal year if changed from last report)

Item 5.  Other Events.

    Included in this Form 8-K are our fiscal year 2001 financial statements, which include additional disclosures beyond those included in our Form 10-K filed on June 19, 2001. These additional disclosures, included in Notes 18 and 19, are due to events which occurred subsequent to June 19, 2001 and were made in connection with our Form S-4 that was filed on August 22, 2001.

2

F–1

REPORT OF INDEPENDENT AUDITORS

To the Stockholders of Alliant Techsystems Inc.:

    We have audited the accompanying consolidated balance sheets of Alliant Techsystems Inc. and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of income, cash flows, and stockholders' equity for each of the years ended March 31, 2001, 2000, and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of Alliant Techsystems Inc. and its subsidiaries at March 31, 2001 and 2000, and the consolidated results of its operations, its cash flows, and its stockholders' equity for each of the years ended March 31, 2001, 2000, and 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
May 9, 2001 (August 6, 2001 as to the last paragraph
of Note 18 and Note 19)

F–2

Alliant Techsystems Inc.

Consolidated Balance Sheets

	Years Ended March 31
Amounts in thousands except share data
	2001	2000
ASSETS
Current assets:
Cash and cash equivalents	$27,163	$45,765
Receivables	214,724	244,881
Net inventory	54,136	53,629
Deferred income tax asset	16,478	5,480
Other current assets	20,322	1,295

Total current assets	332,823	351,050

Net property, plant, and equipment	303,188	335,628
Goodwill	117,737	124,718
Prepaid and intangible pension assets	106,048	80,877
Deferred charges and other non-current assets	19,708	13,711

Total assets	$879,504	$905,984

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$69,200	$55,650
Line of credit borrowings	—	49,000
Accounts payable	71,758	77,982
Contract advances and allowances	34,494	71,682
Accrued compensation	38,487	32,969
Accrued income taxes	11,873	7,430
Other accrued liabilities	66,151	61,880

Total current liabilities	291,963	356,593

Long-term debt	207,909	277,109
Post-retirement and post-employment benefits liability	108,203	118,137
Other long-term liabilities	73,097	39,198

Total liabilities	681,172	791,037

Contingencies
Common Stock—$.01 par value:
Authorized—20,000,000 shares
Issued and outstanding 14,070,569 shares at March 31, 2001 and 9,073,752 at March 31, 2000	185	139
Additional paid-in-capital	231,598	236,416
Retained earnings	265,180	197,259
Unearned compensation	(3,854)	(2,520)
Other comprehensive income	(6,140)	(3,768)
Common stock in treasury, at cost (4,426,202 shares held at March 31, 2001 and 4,789,861 at March 31, 2000)	(288,637)	(312,579)

Total stockholders' equity	198,332	114,947

Total liabilities and stockholders' equity	$879,504	$905,984

See Notes to Consolidated Financial Statements.

F–3

Alliant Techsystems Inc.

Consolidated Income Statements

	Years Ended March 31
Amounts in thousands except per share data
	2001	2000	1999
Sales	$1,141,949	$1,077,520	$1,090,438
Cost of sales	905,574	861,433	887,212

Gross margin	236,375	216,087	203,226
Operating activities:
Research and development	11,575	11,177	8,874
Selling	24,372	25,188	31,518
General and administrative	64,334	59,149	59,771

Total operating activities	100,281	95,514	100,163

Income from continuing operations before interest and income taxes	136,094	120,573	103,063

Interest expense	(33,738)	(33,999)	(24,731)
Interest income	1,038	656	1,215

Income from continuing operations before income taxes	103,394	87,230	79,547
Income tax provision	35,473	22,778	11,932

Income from continuing operations	67,921	64,452	67,615
Gain on disposal of discontinued operations, net of income taxes	—	9,450	—

Income before extraordinary loss	67,921	73,902	67,615
Extraordinary loss on early extinguishment of debt, net of income taxes	—	—	(16,802)

Net income	$67,921	$73,902	$50,813

Basic earnings (loss) per common share:
Continuing operations	$4.92	$4.32	$3.78
Discontinued operations	—	0.63	—
Extraordinary loss	—	—	(0.94)

Net income	$4.92	$4.95	$2.84

Diluted earnings (loss) per common share:
Continuing operations	$4.80	$4.24	$3.68
Discontinued operations	—	0.62	—
Extraordinary loss	—	—	(0.91)

Net income	$4.80	$4.86	$2.77

See Notes to Consolidated Financial Statements.

F–4

Alliant Techsystems Inc.

Consolidated Statements of Cash Flows

	Years Ended March 31
Amounts in thousands
	2001	2000	1999
Operating Activities
Net income	$67,921	$73,902	$50,813
Adjustments to net income to arrive at cash provided by operations:
Depreciation	36,533	39,389	38,460
Amortization of intangible assets and unearned compensation	8,447	8,433	7,425
Deferred income tax	11,714	21,395	2,708
Extraordinary loss on early extinguishment of debt, net of taxes	—	—	16,802
(Gain)/loss on disposal of property	(251)	(1,890)	372
Changes in assets and liabilities:
Receivables	30,157	(11,382)	(23,584)
Inventory	(507)	(9,599)	5,042
Accounts payable	(6,224)	(16,009)	13,920
Contract advances and allowances	(37,188)	22,226	(14,862)
Accrued compensation	5,518	536	158
Accrued income taxes	4,443	(5,645)	5,283
Accrued restructuring and facility consolidation	—	—	(2,637)
Accrued environmental liability	(2,191)	(1,516)	(919)
Pension and post-retirement benefits	(29,396)	(13,855)	(22,691)
Other assets and liabilities	(14,356)	4,351	(578)

Cash provided by operations	74,620	110,336	75,712
Investing Activities
Capital expenditures	(24,755)	(45,573)	(43,690)
Acquisition of business	(1,400)	(1,600)	(1,100)
Proceeds from sale of operations	17,800	—	—
Proceeds from the disposition of property, plant, and equipment	9,709	1,631	1,041

Cash provided by (used) for investing activities	1,354	(45,542)	(43,749)
Financing Activities
Net borrowings (payments) on line of credit	(49,000)	49,000	—
Payments made on bank debt	(55,650)	(38,734)	(48,648)
Payments made to extinguish high yield debt	—	—	(163,590)
Proceeds from issuance of long-term debt	—	29,000	342,493
Payments made for debt issue costs	—	—	(9,110)
Net purchase of treasury shares	(2,002)	(81,276)	(209,290)
Proceeds from exercised stock options	12,076	1,903	8,300

Cash used for financing activities	(94,576)	(40,107)	(79,845)

(Decrease) increase in cash and cash equivalents	(18,602)	24,687	(47,882)
Cash and cash equivalents at beginning of period	45,765	21,078	68,960

Cash and cash equivalents at end of period	$27,163	$45,765	$21,078

See Notes to Consolidated Financial Statements.

F–5

Alliant Techsystems Inc.

Consolidated Statement of Stockholders' Equity

		Common Stock $.01 Par
							Accumulated Other Comprehensive Income(1)
(Amounts in thousands except share data)	Redeemable Common Shares			Additional Paid-In Capital	Retained Earnings	Unearned Compensation		Treasury Stock	Total Stockholders' Equity
		Shares	Amount
Balance, March 31, 1998	44,979	12,855,511	$139	$201,720	$72,544	$(1,251)	$(4,743)	$(47,634)	$265,754
Comprehensive income:
Net income					50,813				50,813
Other comprehensive income:
Adjustments, net (see Note 1)							1,803		1,803

Comprehensive income									52,616

Treasury shares purchased	(44,979)	(2,934,887)		43,015				(210,308)	(212,272)
Exercise of stock options		268,328		(7,458)				15,758	8,300
Restricted stock grants		48,675		704		(3,479)		2,775
Amortization of restricted stock						1,343			1,343
Other net issuances		46,903		532		98		2,352	2,982

Balance, March 31, 1999	—	10,284,530	139	238,513	123,357	(3,289)	(2,940)	(237,057)	118,723
Comprehensive income:
Net income					73,902				73,902
Other comprehensive income:
Adjustments, net (see Note 1)							(828)		(828)

Comprehensive income									73,074

Treasury shares purchased		(1,319,600)						(82,624)	(82,624)
Exercise of stock options		64,128		(2,350)				4,253	1,903
Restricted stock grants		19,500		249		(1,544)		1,295
Amortization of restricted stock						2,164			2,164
Other net issuances		25,194		4		149		1,554	1,707

Balance, March 31, 2000	—	9,073,752	139	236,416	197,259	(2,520)	(3,768)	(312,579)	114,947
Comprehensive income:
Net income					67,921				67,921
Other comprehensive income:
Adjustments, net (see Note 1)							(2,372)		(2,372)

Comprehensive income									65,549

Treasury shares purchased		(61,100)						(4,652)	(4,652)
Exercise of stock options		341,020		(9,220)				21,296	12,076
Restricted stock grants		63,471		219		(4,357)		4,138	—
Stock Split		4,618,689	46	(46)
Amortization of restricted stock				(55)		3,000		—	2,945
Other net issuances		34,737		4,284		23		3,160	7,467

Balance, March 31, 2001	—	14,070,569	$185	$231,598	$265,180	$(3,854)	$(6,140)	$(288,637)	$198,332

See Notes to Consolidated Financial Statements.

F–6

Alliant Techsystems Inc.

Notes to the Consolidated Financial Statements

(Amounts in thousands except share and per share data and unless otherwise indicated)

1. Basis of Presentation and Significant Accounting Policies

    Basis of Presentation—The consolidated financial statements of the Company include all wholly-owned affiliates. Intercompany balances and transactions between entities included in these financial statements have been eliminated.

    Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates.

    Long-Term Contracts—Sales under long-term contracts are accounted for under the percentage of completion method and include cost reimbursement and fixed-price contracts. Sales under cost reimbursement contracts are recognized as costs are incurred. Sales under fixed-price contracts are either recognized as the actual cost of work performed relates to the estimate at completion (cost-to-cost) or based on results achieved, which usually coincides with customer acceptance (units-of-delivery).

    Profits expected to be realized on contracts are based on the Company's estimates of total contract sales value and costs at completion. Estimated amounts for contract changes and claims are included in contract sales only when realization is estimated to be probable. Assumptions used for recording sales and earnings are adjusted in the period of change to reflect revisions in contract value and estimated costs. In the period in which it is determined that a loss will be incurred on a contract, the entire amount of the estimated loss is charged to income.

    Research and development, selling, and general and administrative costs are expensed in the year incurred.

    Environmental Remediation and Compliance—Costs associated with environmental compliance and preventing future contamination that are estimable and probable are accrued and expensed, or capitalized as appropriate. Expected remediation and monitoring costs relating to the remediation of an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are accrued and expensed in the period that such costs become estimable. Liabilities are recognized for remedial activities when they are probable and the remediation cost can be reasonably estimated.

    The cost of each environmental liability is estimated by engineering, financial, and legal specialists within the Company based on current law and existing technologies. Such estimates are based primarily upon the estimated cost of investigation and remediation required and the likelihood that other potentially responsible parties ("PRPs") will be able to fulfill their commitments at the sites where the Company may be jointly and severally liable. The Company's estimates for environmental obligations are dependent on, and affected by, changes in environmental laws and regulations, the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, methods of remediation available, the technology that will be required, the outcome of discussions with regulatory agencies and other PRPs at multi-party sites, the number and financial viability of other PRPs, future technological developments, and the timing of expenditures; accordingly, such estimates could change materially as the Company periodically evaluates and revises such estimates based on expenditures against established reserves and the availability of additional information.

    Cash Equivalents—Cash equivalents are all highly liquid temporary cash investments purchased with original maturities of three months or less.

F–7

    Marketable Securities—Investments in marketable equity securities are classified as available for sale securities. The fair market value of such investments at March 31, 2001 approximates cost and is recorded at fair value with unrealized gains and losses recorded in Other Comprehensive Income.

    Inventories—Inventoried costs relating to long-term contracts and programs are stated at actual production costs, including factory overhead, initial tooling, and other related nonrecurring costs incurred to date, reduced by amounts identified with sales recognized on units delivered or progress completed. Inventoried costs relating to long-term contracts and programs are reduced by charging any amounts in excess of estimated realizable value to cost of sales. Progress payments received from customers relating to the uncompleted portions of contracts are offset first against unbilled receivable balances, then against applicable inventories. Any remaining progress payment balances are classified as contract advances.

    Property and Depreciation—Property, plant, and equipment is stated at cost and depreciated over estimated useful lives. Machinery and test equipment is depreciated using the double declining balance method, converting to straight-line depreciation for the last third of the asset's life. All other depreciable property is depreciated using the straight-line method.

    Goodwill—Goodwill represents the excess of the cost of purchased businesses over the fair value of their net assets at date of acquisition, and is being amortized on a straight-line basis over periods of 25 to 40 years. The recoverability of the carrying value of goodwill is periodically evaluated by comparison of the carrying value of the underlying assets which gave rise to the goodwill (including the carrying value of the goodwill itself), with the estimated future undiscounted cash flows from the related operations. An impairment loss would be measured as the amount by which the carrying value of the asset exceeds the fair value of the asset based on discounted estimated future cash flows.

    Stock-Based Compensation—As allowed under SFAS No. 123 "Accounting for Stock-Based Compensation", the Company has elected to apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option and purchase plans and adopt the "disclosure only" provisions of SFAS No. 123.

    Income Taxes—Deferred income taxes result from temporary differences between the basis of assets and liabilities recognized for differences between the financial statement and tax basis thereon, and for the expected future tax benefits to be derived from tax losses and tax credit carryforwards.

    Financial Instruments and Hedging—The Company uses interest rate swaps to manage interest costs and the risk associated with changing interest rates. The Company does not hold or issue derivative financial instruments for trading purposes. Derivatives are used for hedging purposes only, and must be designated as, and effective as, a hedge of identified risk exposure at the inception of the derivative contract. Changes in the fair value of the derivative contract must be highly correlated with the changes in the fair value of the underlying hedged item, both at the inception of the hedge and over the life of the hedge contract. Accordingly, derivative contracts designated as a hedge of the Company's debt obligations are not marked to market, but cash flow from such contracts results in adjustments to interest expense. Gains and losses from terminated contracts are deferred and amortized over the remaining period of the original contract.

    Earnings Per Share Data—All share and earnings per share data for all periods have been calculated to reflect a 3-for-2 stock split which became effective November 10, 2000. Basic EPS is computed based upon the weighted average number of common shares outstanding for each period presented. Diluted EPS is computed based on the weighted average number of common shares and common equivalent shares. Common equivalent shares represent the effect of stock options and outstanding redeemable common stock (see Note 12) during each period presented, which, if exercised, would have a dilutive effect on earnings per share for fiscal 2001,

F–8

2000, and 1999. In computing EPS from continuing operations for the years ended March 31, 2001, 2000, and 1999, income from continuing operations, as reported for each respective period, is divided by (in thousands):

	Years Ended March 31
	2001	2000	1999
Basic EPS:
Average shares outstanding	13,815	14,918	17,886

Diluted EPS:
Average shares outstanding	13,815	14,918	17,886
Dilutive effect of options and redeemable common shares	340	280	483

Diluted EPS shares outstanding	14,155	15,198	18,369

    There were also 195,650, 522,000 and 337,500 stock options outstanding that were not included in the computation of diluted EPS for the years ended March 31, 2001, 2000 and 1999, respectively, due to the option price being greater than the average market price of the common shares.

    Comprehensive Income—Comprehensive income is a measure of all changes in shareholders' equity except those resulting from investments by and distributions to owners, and includes minimum pension liability adjustment, and changes in the fair value of available for sale marketable securities. The components of comprehensive income for each of the three years ending March 31 is as follows (in thousands):

	Years Ended March 31
	2001	2000	1999
Minimum pension liability	$(1,670)	$(828)	$1,803
Available for sale securities	(702)	—	—

Total	$(2,372)	$(828)	$1,803

    New Accounting Standards—The Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, on April 1, 2001. SFAS 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities.

    All derivatives, whether designated in hedging relationships or not, will be required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated as a cash-flow hedge, changes in fair value of the derivative will be recorded in other comprehensive income (OCI) and will be recognized in the consolidated statements of income when the hedged item affects earnings. SFAS 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that is not designated as or does not qualify as a hedge, changes in fair value will be recognized in earnings. Upon adoption of SFAS 133, the Company recorded a transition adjustment that decreased OCI by $8.2 million, which will be reported as a cumulative effect of accounting change in comprehensive income. The transition adjustment relates to the Company's hedging activities through March 31, 2001. The hedging activities which resulted in the $8.2 million adjustment to OCI are interest rate swaps with a fair value of $(8.1) million and certain commodity and foreign currency contracts with a fair value of $(0.1) million, all of which have been designated as cash-flow hedges.

F–9

    In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations. SFAS 141 establishes new standards for accounting and reporting requirements for business combinations and requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method will be prohibited. The Company expects to adopt this statement on April 1, 2002. Management does not believe that SFAS 141 will have a material impact on the Company's consolidated financial statements.

    In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 142 establishes new standards for goodwill acquired in a business combination and eliminates amortization of goodwill and instead sets forth methods to periodically evaluate goodwill for impairment. The Company expects to adopt this statement on April 1, 2002. During the year ended March 31, 2001, goodwill amortization totaled $3.9 million.

    Reclassifications—Certain reclassifications have been made to the fiscal 2000 and 1999 financial statements to conform to the fiscal 2001 classification. The reclassifications had no impact on income from continuing operations before income taxes, net income, or shareholders equity.

2. Receivables

    Receivables, including amounts due under long-term contracts (contract receivables), are summarized as follows:

	Years Ended March 31
	2001	2000
Contract receivables
Billed receivables	$63,593	$51,909
Unbilled receivables	150,300	188,147
Other receivables	831	4,825

Total Current Receivables	$214,724	$244,881

    Receivable balances are shown net of reductions of $96,890 and $164,768 as of March 31, 2001 and 2000, respectively, for customer progress payments received on completed portions of contracts. The increase in billed receivables at March 31, 2001, primarily reflects an increase in sales, the first full year of operations at the Lake City Army Ammunition Plant, and timing of collections on Conventional Munitions and Defense Systems contracts. The decrease in unbilled receivables at March 31, 2001, is due to contract timing and payment terms, which in fiscal 2000 called for a reduction in the progress billing rate on the Aerospace Titan program.

    Unbilled receivables represent the balance of recoverable costs and accrued profit, comprised principally of revenue recognized on contracts for which billings have not been presented to the customer because the amounts were earned but not contractually billable as of the balance sheet date. These amounts include expected additional billable general overhead costs and fees on flexibly priced contracts awaiting final rate negotiations, and are generally billable and collectible within one year.

3. Inventories

    Inventory balances are shown net of reductions of $12,999 and $10,510 as of March 31, 2001 and 2000, respectively, for customer progress payments received on uncompleted portions of contracts.

F–10

4. Property, Plant, and Equipment

    The major categories of property consist of the following:

	Years Ended March 31
	2001	2000
Land	$19,427	$20,620
Buildings and improvements	151,632	164,671
Machinery and equipment	375,749	372,087
Property not yet in service	7,822	14,784

Gross property, plant, and equipment	554,630	572,162
Less accumulated depreciation	(251,442)	(236,534)

Net property, plant, and equipment	$303,188	$335,628

5. Goodwill and Other Assets and Deferred Charges

    Goodwill and other assets and deferred charges consist of the following:

	Years Ended March 31
	2001	2000
Goodwill, net of accumulated amortization:
2001—$24,265, 2000—$20,351	$117,737	$124,718

Debt issuance costs, net of accumulated amortization:(1)
2001—$3,769, 2000—$2,181	$5,342	$6,930
Note receivable	—	5,172
Other(2)	14,366	1,609

Total deferred charges and other non-current assets	$19,708	$13,711

(1)
See Note 7 for discussion of the fiscal 1999 early extinguishment of debt.
(2)
Other assets at March 31, 2001 increased due to assets held in relation to the Company's Management Deferred Compensation Plan. The note receivable included in other non-current assets at March 31, 2000 represented the long-term portion of an 8.0 percent, fifteen-year note issued by the Company in January 2000 related to the sale of an excess building. This note was collected in full in fiscal 2001.

F–11

6. Other Accrued Liabilities

    The major categories of other current and long-term accrued liabilities are as follows:

	Years Ended March 31
	2001	2000
Employee benefits and insurance	$20,983	$28,804
Legal accruals	5,872	5,897
Warranty	8,902	5,746
Other accruals	30,394	21,433

Other accrued liabilities—current	$66,151	$61,880

Environmental remediation liability	24,778	16,529
Deferred tax liability	28,635	10,802
Supplemental employee retirement plan	14,919	11,470
Other	4,765	397

Other long-term liabilities	$73,097	$39,198

7. Long-Term Debt

    The components of the Company's long-term debt are as follows:

	Years Ended March 31
	2001	2000
Bank Term Loan with quarterly principal and interest payments	$277,109	$332,759
Less current portion	(69,200)	(55,650)

Long-term portion	$207,909	$277,109

    On September 16, 1998, the Company completed a tender offer and consent solicitation related to its $150 million outstanding 11.75 percent Senior Subordinated Notes due March 1, 2003 (the "Notes"). Under the tender offer (the "Offer"), the Company accepted all validly tendered Notes for payment under the Offer, and accordingly paid approximately $153 million to purchase the Notes from noteholders holding approximately $140 million principal amount of the Notes. The purchase of the Notes was financed under the Company's revolving credit facility. In February 1999, the Company completed the early extinguishment of debt by calling the remaining Notes, par value of $10.0 million, for $10.6 million.

    In conjunction with the early extinguishment of the Notes, the Company refinanced its bank borrowings under new bank credit facilities described below. In connection with these early extinguishments of debt, the Company recorded a $16.8 million extraordinary charge (after a $3.0 million tax benefit). The extraordinary charge included a $13.6 million cash premium paid to acquire the Notes, as well as a write-off of approximately $6.2 million, which represented the unamortized portion of debt issuance costs associated with the original borrowings.

    On November 23, 1998, the Company entered into bank credit facilities totaling $650.0 million (the "1998 Facilities"). The 1998 Facilities, which refinanced the Company's previous bank facility, have a 6-year term and consist of up to $400.0 million of term-debt facilities and a $250.0 million revolving credit facility. Interest charges under the facilities are primarily at the London Inter-Bank Offering Rate (LIBOR), plus an adder (1.50 percent as of March 31, 2001), which totaled 6.4 percent, and will be subject to change in the future, as

F–12

changes occur in market conditions and in the Company's financial performance. Borrowings are secured by substantially all of the assets of the Company. Fees associated with the refinancing were approximately $9 million. These costs are classified in "Other Assets and Deferred Charges," and are being amortized to interest expense over the six-year term of the 1998 Facilities. Borrowing under the 1998 Facilities are subject to financial leverage covenants, as well as other customary covenants (e.g., restrictions on additional indebtedness and liens, sales of assets, and limits on certain restricted payments, including dividends and stock repurchases). At March 31, 2001, the Company was in compliance with all covenants and restrictions specified in its debt agreements.

    At March 31, 2001, the Company had no borrowings against its $250.0 million revolving credit facility. As of March 31, 2001, the Company had $54.7 million of outstanding letters of credit, which reduced the amount available on the revolving facility to $195.3 million. The Company is required to pay a commitment fee (0.375 percent at March 31, 2001) on the amount committed but not borrowed on the $250.0 million revolver.

    At March 31, 2001, scheduled minimum loan repayments on the Company's outstanding long-term bank debt are $69.2 million in fiscal year 2002 through 2005. At March 31, 2001, amounts outstanding under the 1998 Facilities approximate fair market value, based on current rates for similar instruments with the same maturities.

    The Company's weighted average interest rate on short-term borrowings during fiscal 2001 and 2000 was 8.4 percent and 7.9 percent, respectively.

    During fiscal 2001, we restructured our swap portfolio and as a result, we currently have interest rate swaps with a total notional amount of $260 million. This consists of an amortizing swap with a notional amount of $160 million, expiring in November 2005, with an effective interest rate of 6.50 percent. The remaining swap has a $100 million notional amount, a swap rate of 6.06 percent, and is effective until November 2008. The fair market value of our interest rate swaps is $(8.1) million at March 31, 2001.

    Counterparties to the interest rate swap agreements are major financial institutions who also participate in the Company's bank credit facilities. Credit loss from counterparty nonperformance is not anticipated. The estimated fair market value amounts have been determined using available market information or other appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value; therefore, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amounts.

8. Employee Benefit Plans

    The Company's noncontributory defined benefit pension plans cover substantially all employees. Plans provide either pension benefits of stated amounts for each year of credited service, or pension benefits based on employee yearly pay levels and years of credited service. The Company funds the plans in accordance with federal requirements calculated using appropriate actuarial methods.

    Plan assets for the Company are held in a trust and are invested in a diversified portfolio of equity securities and fixed income investments.

F–13

    The following illustrates the change in the Company's projected pension benefit obligation:

	Years Ended March 31
	2001	2000
Projected benefit obligation at beginning of year	$832,927	$944,538
Acquisitions	23,392	—
Service cost of benefits earned during the period	15,767	16,817
Interest cost of projected benefit obligation	63,119	60,562
Plan amendments	1,797	15,926
Actuarial (gain) loss	31,490	(54,958)
Benefits paid	(82,418)	(149,958)

Projected benefit obligation at end of year	$886,074	$832,927

    Changes in the Company's pension plan assets are summarized as follows:

	Years Ended March 31
	2001	2000
Fair value of plan assets at beginning of year	$1,118,572	$1,085,257
Acquisitions	32,567	—
Actual return on plan assets	(14,330)	179,788
Company contributions	1,072	2,824
Benefits paid	(81,974)	(149,297)

Fair value of plan assets at end of year	$1,055,907	$1,118,572

    The components of prepaid pension cost and the amounts recognized in the Company's balance sheet for its pension plans are as follows:

	Years Ended March 31
	2001	2000
Funded status	$169,833	$285,645
Accrued contribution	444	267
Unrecognized net actuarial gain	(87,326)	(225,501)
Unrecognized prior service cost	13,764	13,472
Unrecognized net transition asset	(147)	(708)

Prepaid pension cost	$96,568	$73,175

Prepaid benefit cost	$103,352	$79,853
Accrued benefit liability	(14,919)	(11,470)
Intangible asset	2,697	1,024
Accumulated other comprehensive income	5,438	3,768

Total prepaid pension cost recognized in balance sheet	$96,568	$73,175

    In accordance with SFAS No. 87, "Employer's Accounting for Pensions," the Company has recognized the minimum liability for underfunded pension plans equal to the excess of the accumulated benefit obligation over plan assets. A corresponding amount is recognized as an intangible asset to the extent of any unrecognized

F–14

prior service cost, with the remaining balance recorded as a reduction to equity. As of March 31, 2001, the minimum pension liability in excess of the unrecognized prior service cost was $5,438.

    The change in the additional minimum pension liability recognized in the Company's consolidated statement of stockholders' equity was as follows:

	Years Ended March 31
	2001	2000
Change in:
Intangible assets	$1,673	$(123)
Accrued pension benefit costs	(3,343)	(705)

Total change in additional minimum pension liability	$(1,670)	$(828)

    The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefits in excess of plan assets were $17,175, $15,298, and $306, respectively as of March 31, 2001, and $13,300, $11,716, and $92, respectively, as of March 31, 2000. During fiscal year 1999, five defined benefit pension plans were merged into one plan, which caused previously underfunded plans to become fully funded.

    The components of the Company's net periodic pension costs/(income) are as follows:

	Years Ended March 31
	2001	2000	1999
Service cost of benefits earned during the period	$15,767	$16,817	$16,283
Interest costs of projected benefit obligation	63,119	60,562	61,133
Expected return on plan assets	(92,490)	(84,343)	(80,876)
Amortization of unrecognized net (gain) loss	(18)	319	218
Amortization of unrecognized prior service cost	1,850	1,668	1,618
Amortization of unrecognized net transition asset	(559)	(589)	(615)

Net periodic pension income	$(12,331)	$(5,566)	$(2,239)

    The weighted-average assumptions used in the accounting for defined benefit plans were:

	Years Ended March 31
	2001	2000	1999
Discount rate used in determining present values	7.50%	7.75%	6.75%

Annual increase in future compensation levels:
Union	3.00%	3.50%	3.25%
Salaried	4.00%	4.50%	4.25%
Expected long-term rate of return on plan assets	9.50%	9.25%	9.25%

    The Company also sponsors a number of defined contribution plans. Participation in one of these plans is available to substantially all employees. The two principal defined contribution plans are Company-sponsored 401(k) plans to which employees may contribute up to 18 percent of their pay. The Company contributes amounts equal to 50 percent of employee contributions up to 6 percent of the employee's pay. The amount expensed for the Company match provision of the plans was $6,828, $5,742, and $5,523 in fiscal 2001, 2000, and 1999, respectively. The Company employs approximately 1,958 employees (33 percent of its total employees) covered by collective bargaining agreements, 195 of whom are covered under agreements expected to be renegotiated during fiscal 2002, due to current agreement expirations.

F–15

Alliant Techsystems Inc.

Notes to the Consolidated Financial Statements (Continued)

(Amounts in thousands except share and per share data and unless otherwise indicated)

9. Post-Retirement Benefits

    Generally, employees retiring from the Company prior to December 31, 2002 and after attaining age 55 who have had at least five or ten years of service, depending on plan provisions, are entitled to post-retirement health care benefits and life insurance coverage until the retiree reaches age 65 or later. The portion of the premium cost borne by the Company for such benefits is dependent on the employee's years of service, start date and age as of December 31, 2000. The Company will not provide a subsidy of retiree health care costs for employees commencing employment after March 31, 2000 or for employees who are younger than age 45 or have less than 20 years of service as of December 31, 2001. Further contributions from retirees are also required based on plan deductibles and co-payment provisions.

    The following illustrates the change in the Company's accumulated nonpension post-retirement benefit obligation:

	Years Ended March 31
	2001	2000
Accumulated benefit obligation at beginning of year	$142,957	$154,956
Service cost of benefits earned during the period	589	996
Interest cost on accumulated obligation	10,452	9,885
Plan amendments	(19,619)	(4,531)
Acquisitions	569	—
Actuarial (gain) loss	24,490	(1,351)
Net benefits paid	(17,683)	(16,998)

Accumulated benefit obligation at end of year	$141,755	$142,957

    Changes in the Company's post-retirement plan assets are summarized as follows:

	Years Ended March 31
	2001	2000
Fair value of plan assets at beginning of year	$12,346	$10,350
Actual return on plan assets	956	914
Retiree contributions	6,686	5,418
Company contributions	18,697	18,004
Gross benefits paid	(24,623)	(22,340)

Fair value of plan assets at end of year	$14,062	$12,346

F–16

    The Company's nonpension post-retirement benefit obligations are generally not prefunded. The following table illustrates the status of retiree benefit obligations:

	Years Ended March 31
	2001	2000
Funded status	$(127,693)	$(130,612)
Accrued contribution	3,513	1,792
Unrecognized net actuarial loss	44,546	20,281
Unrecognized prior service cost	(26,267)	(7,367)

Post-retirement benefit liability recognized in balance sheet	$(105,901)	$(115,906)

    The components of the Company's net periodic post-retirement benefit costs are as follows:

	Years Ended March 31
	2001	2000	1999
Service cost of benefits earned during the period	$589	$996	$915
Interest costs of accumulated post-retirement benefit obligation	10,452	9,885	9,942
Expected return on plan assets	(740)	(633)	(526)
Amortization of unrecognized net loss	733	633	21
Amortization of unrecognized prior service cost	(720)	(355)	(355)

Net post-retirement periodic benefit cost	$10,314	$10,526	$9,997

    The weighted-average assumptions used in the accounting for nonpension post-retirement benefits were as follows:

	Years Ended March 31
	2001	2000	1999
Discount rate used in determining present values	7.50%	7.75%	6.75%

Expected long-term rate of return on plan assets	6.00%	6.00%	6.00%

Medical trend rate	5.00%	5.00%	5.00%

    For measurement purposes, a weighted average annual rate of increase of approximately 5.0 percent in the cost of covered health care benefits was assumed for fiscal year 2001. The rate was assumed to be 5.0 percent thereafter.

    The following illustrates the effect of a one-percentage point increase or decrease in the assumed health care cost trend rates, as of March 31, 2001:

	One Percentage Point Increase	One Percentage Point Decrease
Effect on service and interest cost components	$344	$(332)
Effect on accumulated post-retirement benefit obligation	$4,483	$(4,342)

F–17

10. Income Taxes

    The components of the Company's income tax provision consist of:

	Years Ended March 31
	2001	2000	1999
Current:
Federal	$25,347	$1,355	$5,450
State	3,291	754	778
Deferred	6,835	20,669	5,704

Income tax provision	$35,473	$22,778	$11,932

    The items responsible for the differences between the federal statutory rate and the Company's effective rate are shown as follows:

	Years Ended March 31
	2001	2000	1999
Income taxes computed at statutory federal rate	$36,188	$33,885	$20,923
State income taxes—net of federal impact	5,389	3,485	2,989
Permanent non-deductible costs	1,549	2,150	1,556
Unrecorded tax benefits	(7,653)	(16,742)	(13,536)

Income tax provision	$35,473	$22,778	$11,932

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and tax credit carryforwards. The Company maintains a valuation allowance against those deferred tax assets, which are more likely than not unrealizable. Significant items comprising the net deferred tax liability shown on the statement of financial position are:

	Years Ended March 31
	2001	2000
Deferred sales	$(19,291)	$(29,365)
Accelerated depreciation	(43,530)	(50,658)

Deferred income tax liabilities	(62,821)	(80,023)

Reserves for employee benefits	21,183	30,035
Environmental reserves	7,055	7,931
Research tax credits	15,782	25,178
Alternative minimum tax credit carryfoward	3,393	1,313
Other	3,251	10,244

Deferred income tax assets	50,664	74,701

Net deferred income tax liability	$(12,157)	$(5,322)

Current deferred income tax asset	16,478	5,480
Noncurrent deferred income tax liability	(28,635)	(10,802)

Net deferred income tax liability	$(12,157)	$(5,322)

    Realization of the Company's deferred tax assets is dependent upon future reversals of existing taxable temporary differences. Although realization is not assured, the Company believes it is more likely than not that

F–18

the recorded benefits will be realized through the reduction of future taxable income. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if there are differences in the timing or amount of future reversals of existing taxable temporary differences.

    Research tax credits available to offset future tax payments are $15,782, and begin to expire in 2006.

11. Leases

    The Company leases land, buildings, and equipment under various operating leases, which generally have renewal options of one to five years. Rental expense was $16,658, $15,143, and $12,359, for the years ended March 31, 2001, 2000, and 1999, respectively.

    Minimum rental commitments payable under noncancellable lease commitments outstanding at March 31, 2001 are $17,120, $16,249, $13,647, $14,789, and $15,327, respectively, for the fiscal years ending March 31, 2002, 2003, 2004, 2005 and 2006.

12. Stockholders' Equity

    The Company has authorized 5,000,000 shares of preferred stock, par value $1.00, none of which has been issued.

    The Company has authorized up to 5,161,019 shares to be granted under the 1990 Equity Incentive Plan and 2000 Stock Incentive Plan of which 128,227 were available at March 31, 2001, for future grants. Stock options are granted periodically, at the fair market value of the Company's common stock on the date of grant, and are generally exercisable from one to three years from the date of grant. Restricted stock issued to non-employee directors and certain key employees totaled 63,471, 29,250, and 73,013, for the fiscal years ended March 31, 2001, 2000, and 1999, respectively. Restricted shares vest over periods of one to four years from the date of award. As of March 31, 2001, net restricted shares of up to 128,699 shares were reserved for certain key officers which will vest upon achievement of certain financial performance goals through fiscal 2003.

    As permitted by SFAS 123, "Accounting for Stock-Based Compensation," the Company has elected to continue following the guidance of APB 25 for measurement and recognition of stock-based transactions with employees. Accordingly, compensation costs have not been recognized for the awards made to employees in the form of stock options. If compensation cost for the Company's stock-based compensation plan had been determined based on the fair value at the grant dates for awards under the plan (consistent with the method provided in SFAS 123), the Company's net income and earnings per share would have been reduced to the

F–19

proforma amounts indicated below. Earnings per share for all periods have been calculated to reflect a 3-for-2 stock split that became effective November 10, 2000.

	Years Ended March 31
	2001	2000	1999
Net income
As reported	$67,921	$73,902	$50,813
Proforma	$63,362	$69,813	$47,633
Basic EPS
As reported	$4.92	$4.95	$2.84
Proforma	$4.59	$4.68	$2.66
Diluted EPS
As reported	$4.80	$4.86	$2.77
Proforma	$4.48	$4.59	$2.59

    A summary of the Company's stock option activity, which reflects a 3-for-2 stock split that became effective November 10, 2000, is as follows:

	Years Ended March 31
	2001		2000		1999
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,378,260	$40.19	1,190,240	$36.26	1,097,673	$23.83
Granted	317,228	53.03	409,800	48.71	545,775	49.45
Exercised	(410,643)	29.37	(96,192)	20.82	(402,492)	20.62
Canceled	(16,005)	46.67	(125,588)	46.37	(50,716)	33.34

Outstanding at end of year	1,268,840	46.82	1,378,260	40.19	1,190,240	36.26
Options exercisable at year end	635,990	41.62	671,805	32.07	477,762	23.65

Weighted average fair value of Options granted during the year		$23.95		$22.39		$21.43

F–20

Alliant Techsystems Inc.

Notes to the Consolidated Financial Statements (Continued)

(Amounts in thousands except share and per share data and unless otherwise indicated)

    The weighted average fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model and represents the difference between fair market value on the date of grant and the estimated market value on the expected exercise date. The following weighted average assumptions were used for grants:

	Years Ended March 31
	2001	2000	1999
Risk-free rate	5.8%	6.2%	5.1%
Expected volatility	29.4	29.4	29.4
Expected option life	7 years	7 years	7 years

    A summary of stock options outstanding at March 31, 2001 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares	Remaining Contractual Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$15 - $24	53,553	2.3 years	$21.4962	53,553	$21.4962
$25 - $34	159,040	4.5 years	30.4432	159,040	30.4432
$35 - $44	462,997	8.0 years	41.4710	217,447	41.7781
$45 - $54	229,250	7.8 years	54.8544	150,500	54.9490
$55 - $64	360,000	8.9 years	59.1678	55,450	56.3705
$65 - $84	—	—	—	—	—
$85 - $94	4,000	9.9 years	85.7300	—	—

    On December 15, 1998, the Company completed the repurchase of 2.55 million shares of its common stock at a price of $51.33 per share, or approximately $130 million in total. The repurchase occurred via the terms and conditions of a modified "Dutch auction" tender offer, and was financed under the Company's 1998 Facilities.

    In connection with the completion of the Dutch auction, the Company's Board of Directors authorized the Company to repurchase up to an additional 1.65 million shares of its common stock, which was completed in the third quarter of fiscal 2000. On October 26, 1999 the Company's Board of Directors authorized the Company to make additional share repurchases (over and above the 1.65 million shares previously authorized) of up to 1.5 million shares of its common stock. As of March 31, 2001 repurchases of 1.8 million shares have been made under the 3.1 million-share authorization program, aggregating approximately $73.8 million. Any authorized repurchases would be subject to market conditions and the Company's compliance with its debt covenants. As of March 31, 2001, the Company's debt covenants permit the Company to make "restricted payments" (as defined in the Company's debt covenants) up to $50 million, which among other items, would allow payments for future stock repurchases.

    On October 24, 1997, the Company entered into an agreement with Hercules Incorporated, providing for the disposition of the 5.79 million shares of Company common stock then held by Hercules. The shares represented the stock issued by the Company in connection with the March 15, 1995, acquisition of the Hercules Aerospace Company operations from Hercules.

    Under the agreement with Hercules, during the quarter ended December 28, 1997, the Company registered for public offering approximately 4.17 million of the shares (previously unregistered) held by Hercules. The offering was completed on November 21, 1997. No new shares were issued in the offering, nor did the

F–21

Company receive any proceeds from the offering. The remaining 1.65 million shares then held by Hercules became subject to a put/call arrangement by which Hercules could require the Company to purchase the shares, and the Company could likewise require Hercules to sell the shares to the Company during 1998. The price for shares purchased under the put/call arrangement was equal to the per share net proceeds realized by Hercules in the secondary public offering, $36.88. During February 1998, the Company did repurchase 406,500 shares for approximately $15 million. During fiscal 1999, the Company repurchased the remaining 1,219,500 shares, for approximately $45 million.

13. Contingencies—Litigation

    We are subject to various legal proceedings, including lawsuits, which arise out of, and are incidental to, the conduct of our business. We have substantial U.S. Government contracts and are subject to defective pricing claims and cost accounting standards non-compliance claims by the U.S. Government. The prices in our U.S. Government contracts and subcontracts are subject to price adjustment. We believe that resolution of these claims and legal proceedings will not materially affect our financial condition or results of operations.

14. Discontinued Operations

    Demilitarization Operations—During fiscal 1994, the Company entered into two joint ventures in Belarus and Ukraine, for the purpose of establishing demilitarization operations in those countries. In March 1996, Company management, after evaluating its strategic plans for the future, elected to discontinue its ownership of its foreign demilitarization businesses. Accordingly, the Company began actions to transfer ownership of the joint ventures to the host country governments, or their agents, and in the fourth quarter of fiscal 1996, the Company estimated and recorded a $6.2 million loss on disposal of discontinued operations (net of tax benefit of $4.2 million).

    During fiscal 1997, the Company stopped production efforts, and completed its withdrawal from the Belarus operation. In the fourth quarter of fiscal 1997, the Company reached agreement with the Ukrainian Government to transfer the Company's interests in the operation to the Ukrainian Government after payment of a $19.8 million non-interest bearing long-term note receivable. In March 1998, as a result of the Company's continued consideration and evaluation of the status of the underlying operations, as well as newly imposed export restrictions in the Ukraine and the increasing political instability in the region, Company management wrote off approximately $9.9 million, representing the remaining recorded value of the Company's investment in that operation. During fiscal 1999, management continued to work with the Ukrainian Government to complete the Company's exit from this business. However, given the political instability in the region and the lack of economic reforms, the Company believed that it would be unable to pursue an exit by sale of its interest in the operation. Consequently, in fiscal 1999, the Company began the process of removing and salvaging assets. During this process, the Company was prevented from physically recovering all of its assets. The Company attempted unsuccessfully to rectify the situation through discussions with the Ukrainian Government. In September 1999, it was determined that the Company's interests would be covered as an insured loss under the Company's political risk insurance policy. Accordingly, the Company received net proceeds on an insurance claim in the amount of $9.5 million (net of taxes of $0.1 million). The Company recorded this as a gain on disposal of discontinued operations.

15. Environmental Remediation Liabilities

    We are subject to various local and national laws relating to protection of the environment. A number of our operating facilities are in various stages of investigation or remediation of potential, alleged, or acknowledged contamination. At March 31, 2001, the accrued liability for environmental remediation of

F–22

$28.6 million represents our best estimate of the present value of the probable and reasonably estimable costs related to our known remediation obligations. It is expected that a portion of our environmental costs will be reimbursed to us. As collection of those reimbursements is estimated to be probable, we have recorded a receivable of $11.0 million, representing the present value of those reimbursements at March 31, 2001. This receivable primarily represents the expected reimbursement of costs associated with the Aerospace operations acquired from Hercules in March 1995, whereby we generally assumed responsibility for environmental compliance at these facilities. It is expected that much of the compliance and remediation costs associated with the acquired Aerospace facilities will be reimbursable under U.S. Government contracts, and that those environmental remediation costs not covered through such contracts will be covered by Hercules under various indemnification agreements, subject to our having appropriately notified Hercules of issues identified prior to the expiration of the stipulated notification periods which is either March 2000 or March 2005, depending on site ownership. We have performed environmental condition evaluations and notified Hercules of our findings for sites subject to the March 15, 2000 deadline and are planning to prepare a similar evaluation prior to the March 15, 2005 deadline. The accrual for environmental remediation liabilities and the associated receivable for reimbursement thereof, have been discounted to reflect the present value of the expected future cash flows, using a discount rate, net of estimated inflation, of approximately 4.5 percent. The following is a summary of the amounts recorded for environmental remediation at March 31, 2001:

	Accrued Environmental Liability	Environmental Costs— Reimbursement Receivable
Amounts (Payable)/Receivable	$(36,620)	$14,098
Unamortized Discount	7,974	(3,089)

Present Value of Amounts (Payable)/Receivable	$(28,646)	$11,009

    At March 31, 2001, the aggregate undiscounted amounts payable for environmental remediation costs, net of expected reimbursements, are estimated to be $4.0, $3.2, $1.4, $1.0, and $0.9 million for the fiscal years ending March 31, 2002, 2003, 2004, 2005, and 2006, respectively; estimated amounts payable thereafter total $12.0 million. Amounts payable/receivable in periods beyond fiscal 2002 have been classified as non-current on the March 31, 2001 balance sheet. At March 31, 2001, the estimated discounted range of reasonably possible costs of environmental remediation is between $28.6 and $47.0 million. We do not anticipate that resolution of the environmental contingencies in excess of amounts accrued, net of recoveries, will materially affect future operating results. There were no material insurance recoveries related to environmental remediations during fiscal 2001, 2000, or 1999.

16. Supplemental Cash Flow Information

    Net income taxes paid in the fiscal years ended March 31, 2001, 2000, and 1999, totaled $19,316, $7,002, and $1,018, respectively. Amounts paid for interest were $32,566, $33,080, and $24,019 for fiscal 2001, 2000, and 1999, respectively. Amounts received for interest in those same periods were $1,038, $656, and $1,215, respectively. During fiscal 2001, we received $5.2 million in stock of the Chemring company relating to the sale of our Kilgore Flare business. This stock is classified as other current assets on the balance sheet as of March 31, 2001.

17. Business Segment Information

    The Company conducts its business primarily in three operating segments: Aerospace, Conventional Munitions, and Defense Systems. These operating segments are defined by the Company's management based

F–23

on product similarity and end-use functionality. The Aerospace operating segment designs, develops, and manufactures solid propulsion systems and composite structures for space launch vehicles and tactical strategic missiles, composite structures for satellites, military hardware and military and commercial aircraft and advanced warheads for tactical missiles. The Conventional Munitions operating segment designs, develops, and manufactures small, medium and large caliber ammunition, commercial gunpowder and munitions propellant. The Defense Systems operating segment designs, develops, and manufactures barrier systems, electronic warfare systems, electronic support equipment, missile warning systems, infantry weapons systems, electro-mechanical and electronic fuzes, smart weapons, sensors, demolition systems and batteries for military and aerospace applications.

    During fiscal 2001, we realigned our business by moving our missile products business to our Aerospace segment. Segment information included in this section has been reclassified to reflect this realignment for all periods presented.

    All of the Company's operating segments derive the majority of their revenues from contracts with, and prime contractors to, the U.S. Government. The various U.S. Government customers exercise independent purchasing decisions, and sales to the U.S. Government generally are not regarded as constituting sales to one customer, but instead, each contracting entity is considered to be a separate customer. During fiscal 2001, approximately 76 percent of the Company's sales were derived from contracts with the U.S. Government or U.S. Government prime contractors. U.S. Government contract sales were $872,813, $723,619, and $828,804 in fiscal years 2001, 2000, and 1999, respectively.

    During fiscal 2001, sales to Lockheed Martin and the Boeing Company represented approximately 16 and 15 percent, respectively, of the Company's total revenue. While the majority of sales to these contractors is derived from rocket propulsion contracts in the Aerospace segment, the Defense Systems segment also derives a portion of their revenues from sales to these contractors. During fiscal 2000, sales to Lockheed Martin and Boeing represented approximately 19 and 18 percent, respectively of the Company's total sales. During fiscal 1999, sales to Lockheed Martin and Boeing represented approximately 20 and 13 percent, respectively, of total revenue

    The Company's export sales to customers were $93.5 million, $110.8 million, and $61.8 million in fiscal years 2001, 2000, and 1999, respectively. Company sales to the United Kingdom comprised $35.9 million of the total fiscal 2001 export sales, representing an decrease of $34.4 million compared to fiscal 2000. Also, sales to Turkey and Germany were $21.8 million and $0.7 million, respectively in fiscal 2001 compared to $6.6 million and $3.8 million in fiscal 2000. The increase in export sales in fiscal 2001 and 2000 is primarily due to increased production volume on an anti-tank munitions contract in the Defense Systems segment.

F–24

Alliant Techsystems Inc.

Notes to the Consolidated Financial Statements (Continued)

(Amounts in thousands except share and per share data and unless otherwise indicated)

    The following summarizes the Company's results, by operating segment, in fiscal years 2001, 2000, and 1999:

	Year Ended March 31, 2001
	Conventional Munitions	Aerospace	Defense Systems	Corporate	Total
Revenue
External customers	$491,561	$470,020	$180,368	—	$1,141,949
Intercompany	2,342	35,634	241	(38,217)	—

Total	493,903	505,654	180,609	(38,217)	1,141,949
Capital Expenditures	9,968	11,497	3,290	—	24,755
Depreciation	4,291	27,841	4,401	—	36,533
Amortization	1,844	3,482	1,534	1,587	8,447
Interest	(11,300)	(34,300)	(4,300)	17,200	(32,700)
Income from continuing operations before income taxes	37,595	46,534	7,132	12,133	103,394
Long-lived assets	55,634	319,618	41,411	4,262	420,925
Total assets	171,577	423,533	81,258	203,136	879,504

	Year Ended March 31, 2000
	Conventional Munitions	Aerospace	Defense Systems	Corporate	Total
Revenue
External customers	$345,697	$510,858	$220,965	$—	$1,077,520
Intercompany	757	19,043	—	(19,800)	—

Total	346,454	529,901	220,965	(19,800)	1,077,520
Capital Expenditures	10,294	27,815	7,464	—	45,573
Depreciation	4,618	28,378	6,393	—	39,389
Amortization	1,553	3,426	1,866	1,588	8,433
Interest	(11,469)	(30,810)	(5,497)	14,433	(33,343)
Income from continuing operations before income taxes	18,030	52,456	288	16,456	87,230
Long-lived assets	53,749	339,857	27,158	46,512	467,276
Total assets	154,334	467,772	76,592	207,286	905,984

	Year Ended March 31, 1999
	Conventional Munitions	Aerospace	Defense Systems	Corporate	Total
Revenue
External customers	$404,617	$462,199	$223,622	$—	$1,090,438
Intercompany	757	6,897	116	(7,770)	—

Total	405,374	469,096	223,738	(7,770)	1,090,438
Capital Expenditures	11,573	24,613	7,504	—	43,690
Depreciation	5,599	26,439	6,422	—	38,460
Amortization	1,243	3,077	1,925	1,180	7,425
Interest	(8,169)	(30,141)	(6,516)	21,310	(23,516)
Income from continuing operations before income taxes	16,658	45,176	2,596	15,117	79,547
Long-lived assets	49,202	343,814	25,654	53,398	472,068
Total assets	142,997	455,580	87,228	208,513	894,318

    As previously described, the Company's three operating segments are Conventional Munitions, Aerospace, and Defense Systems. In addition, certain administrative functions are primarily managed by the Company at the corporate headquarters level ("Corporate"). Some examples of such functions are human resources, pension and post-retirement benefits, legal, tax, and treasury. Significant assets and liabilities managed at Corporate include those associated with debt, pension and post-retirement benefits, environmental liabilities, and income

F–25

taxes. As the Company's results of operations are substantially all earned in the United States for federal tax purposes, substantially all of the Company's deferred tax assets and liabilities reflect temporary basis differences between U.S. tax regulations and generally accepted accounting practices. A capital-employed charge (interest expense) is allocated to each operating segment based on net assets employed, using a 9.0 percent rate in fiscal 2001 and an 8.0 percent rate in fiscal 2000, which approximates the Company's overall borrowing rate. Refer to the tables above for a breakout of interest by business segment. EBT results at Corporate were primarily reflective of the Company's 9.0 and 8.0 percent charge to the Company's operating segments for capital employed, as discussed above. Net capital employed at Corporate is historically a negative number (i.e., a net liability) due primarily to the fact that certain significant liabilities are accounted for at Corporate, including accrued post-retirement benefits, taxes, and environmental liabilities.

    Long-lived assets held at the operating segment level primarily reflect property, plant and equipment, goodwill, and capitalized debt issuance costs. Pension and post-retirement benefit expenses are allocated to each operating segment based on relative headcount and types of benefits offered in each respective segment. Environmental expenses are allocated to each operating segment based on the origin of the underlying environmental cost. Transactions between operating segments are recorded at the segment level, consistent with the Company's financial accounting policies. Intercompany balances and transactions are eliminated at the Company's consolidated financial statements level. These eliminations are shown above in "Corporate."

18. Subsequent Events

    On April 20, 2001 we completed the acquisition of Alcoa Inc.'s Thiokol Propulsion business for $685 million in cash. We will use the purchase method of accounting to account for the acquisition. Accordingly, the purchase price will be allocated to the assets and liabilities based on fair value. The excess purchase price over estimated fair value of the assets acquired will be recorded as goodwill and amortized over 40 years.

    In connection with the acquisition of Thiokol, the Company entered into bank credit facilities totaling $1,050 million (the "New Facilities"). The New Facilities, which refinanced the Company's previously existing 1998 Facilities, have a six-year revolving credit facility of $250 million, a $300 million six-year Tranche A term loan, and a $500 million eight-year Tranche B term loan. Interest charges under the $250 million revolving credit facility and the $300 million Tranche A term loan are at the London Inter-Bank Offering Rate (LIBOR), plus 2.75 percent. Interest charges under the $500 million Tranche B term loan are at LIBOR plus 3.00 percent. All interest charges are subject to change as changes occur in market conditions and in the Company's financial performance. Borrowings under the New Facilities are subject to financial leverage covenants, as well as other customary covenants (e.g., restrictions on additional indebtedness and liens, sales of assets, and limitations on certain restricted payments, including dividends and stock repurchases). In addition, we also obtained bridge financing of $125 million, 12.51 percent senior subordinated debt. Fees associated with this refinancing were approximately $30 million and will be amortized to interest expense over the term of the New Facilities. The proceeds from the New Facilities were used to repay $277 million of the Company's existing debt.

F–26

Alliant Techsystems Inc.

Notes to the Consolidated Financial Statements (Continued)

(Amounts in thousands except share and per share data and unless otherwise indicated)

    On May 9, 2001, we issued $400 million, 8.50 percent Senior Subordinated Notes due 2011, subject to certain restrictions and covenants. The proceeds were used to repay the $125 million, 12.51 percent senior subordinated debt, $195.7 million of the Tranche A credit facility, and approximately $65 million of initial revolver borrowings.

    As a result of these two financing activities, approximately $10 million (net of $7 million in taxes) of debt issuance costs, $4 million relating to existing debt, and $6 million relating to the new debt will be written-off and recorded as an extraordinary loss from early retirement of debt in the first quarter of fiscal 2002.

    During the first quarter of fiscal 2002, the Company recorded a $4.7 million loss on disposal of discontinued operations (net of $2.9 million in taxes) due to litigation related to the Company's former marine systems operations.

19. Supplemental Guarantor Financial Information

    The Company's $400 million, 8.50 percent Senior Subordinated Notes (the Notes) are guaranteed by certain domestic subsidiaries of the Company. Each of the guarantors will jointly and severally irrecovably and unconditionally guarantee, on an unsecured senior subordinated basis, payment on the notes.

    The following condensed consolidating information presents condensed consolidating financial statements as of March 31, 2001 and 2000 and for the three years in the period ended March 31, 2001, of Alliant Techsystems Inc.—the parent company, the guarantor subsidiaries (on a combined basis), the non-guarantor subsidiaries (on a combined basis), and elimination entries necessary to combine such entities on a consolidated basis. Separate financial statements and other disclosures concerning the guarantor subsidiaries are not presented because management has determined that such information would not be material to holders of the notes.

Income Statement Consolidating Schedule
Year ended March 31, 2001

	Parent Company	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total
Sales		$1,037,054	$144,002	$(39,107)	$1,141,949
Cost of sales	$2,700	836,374	111,341	(44,841)	905,574

Gross margin	(2,700)	200,680	32,661	5,734	236,375
Operating activities:
Research and development		10,191	1,384		11,575
Selling		22,162	2,210		24,372
General and administrative	2,657	54,824	7,321	(468)	64,334

Total operating activities	2,657	87,177	10,915	(468)	100,281

Income from operations before interest and income taxes	(5,357)	113,503	21,746	6,202	136,094
Interest expense		(27,407)	(6,331)		(33,738)
Interest income	1,025	13	13,198	(13,198)	1,038

Income before income taxes	(4,332)	86,109	28,613	(6,996)	103,394
Income tax provision	(1,306)	29,543	9,869	(2,633)	35,473

Net income	$(3,026)	$56,566	$18,744	$(4,363)	$67,921

F–27

Income Statement Consolidating Schedule
Year Ended March 31, 2000

	Parent Company	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total
Sales		$987,081	$111,325	$(20,886)	$1,077,520
Cost of sales	$1,000	798,850	88,661	(27,078)	861,433

Gross margin	(1,000)	188,231	22,664	6,192	216,087
Operating activities:
Research and development		9,212	1,965		11,177
Selling	700	23,162	1,326		25,188
General and administrative	3,481	47,924	8,117	(373)	59,149

Total operating activities	4,181	80,298	11,408	(373)	95,514

Income from operations before interest and income taxes	(5,181)	107,933	11,256	6,565	120,573
Interest expense		(27,539)	(6,460)		(33,999)
Interest income	632	24	10,884	(10,884)	656

Income before income taxes	(4,549)	80,418	15,680	(4,319)	87,230
Income tax provision	(1,212)	20,999	4,470	(1,479)	22,778

Income from continuing operations	(3,337)	59,419	11,210	(2,840)	64,452
Gain on discontinued operations	9,450				9,450

Net income	$6,113	$59,419	$11,210	$(2,840)	$73,902

Income Statement Consolidating Schedule
Year Ended March 31, 1999

	Parent Company	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total
Sales		$966,259	$132,545	$(8,366)	$1,090,438
Cost of sales	$3,600	784,164	107,371	(7,923)	887,212

Gross margin	(3,600)	182,095	25,174	(443)	203,226
Operating activities:
Research and development	41	7,428	1,405		8,874
Selling	335	30,705	478		31,518
General and administrative	1,866	52,581	5,384	(60)	59,771

Total operating activities	2,242	90,714	7,267	(60)	100,163

Income from operations before interest and income taxes	(5,842)	91,381	17,907	(383)	103,063
Interest expense		(20,149)	(4,582)		(24,731)
Interest income	1,197	18	74	(74)	1,215

Income before income taxes	(4,645)	71,250	13,399	(457)	79,547
Income tax provision	(696)	10,687	2,101	(160)	11,932
Extraordinary loss on early extinguishment of debt, net of income taxes		(13,689)	(3,113)		(16,802)

Net income	$(3,949)	$46,874	$8,185	$(297)	$50,813

F–28

Balance Sheet Consolidating Schedule
As of March 31, 2001

	Parent Company	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$24,580	$10	$2,573		$27,163
Receivables		176,257	38,701	$(234)	214,724
Net inventory		52,704	1,198	234	54,136
Deferred income tax asset (liability)	559	(12,650)	28,569		16,478
Other current assets	16,943	2,579	800		20,322

Total current assets	42,082	218,900	71,841	—	332,823
Net property, plant, and equipment	8,557	286,778	7,853		303,188
Goodwill		101,681	16,056		117,737
Prepaid and intangible pension assets	106,048				106,048
Deferred charges and other non-current assets	11,992	4,534	119,001	(115,819)	19,708

Total assets	$168,679	$611,893	$214,751	$(115,819)	$879,504

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt		$56,228	$12,972		$69,200
Accounts payable	$8,323	58,013	5,422		71,758
Contract advances and allowances		30,907	3,587		34,494
Accrued compensation	7,523	30,647	317		38,487
Accrued income taxes	(377)	8,535	3,715		11,873
Other accrued liabilities	38,905	22,312	4,934		66,151

Total current liabilities	54,374	206,642	30,947	—	291,963
Long-term debt		168,935	38,974		207,909
Post-retirement and post-employment benefits liability	35,046		73,157		108,203
Other long-term liabilities	55,777		17,320		73,097

Total liabilities	145,197	375,577	160,398	—	681,172
Contingencies
Common stock	177		208	$(200)	185
Additional paid-in-capital	231,598		54,592	(54,592)	231,598
Retained earnings	124,827	110,262	35,436	(5,345)	265,180
Corporate investment	(34,489)	126,054	(35,883)	(55,682)	—
Unearned compensation	(3,854)				(3,854)
Other comprehensive income	(6,140)				(6,140)
Common stock in treasury, at cost	(288,637)				(288,637)

Total stockholders' equity	23,482	236,316	54,353	(115,819)	198,332

Total liabilities and stockholders' equity	$168,679	$611,893	$214,751	$(115,819)	$879,504

F–29

Balance Sheet Consolidating Schedule
As of March 31, 2000

	Parent Company	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$43,018	$30	$2,717		$45,765
Receivables	4,495	221,624	19,063	$(301)	244,881
Net inventory		53,328		301	53,629
Deferred income tax asset (liability)	1,483	(25,992)	29,989		5,480
Other current assets	(652)	498	1,449		1,295

Total current assets	48,344	249,488	53,218	—	351,050
Net property, plant, and equipment	12,731	308,129	14,768		335,628
Goodwill		108,190	16,528		124,718
Prepaid and intangible pension assets	80,877				80,877
Deferred charges and other non-current assets	5,590	5,670	119,509	(117,058)	13,711

Total assets	$147,542	$671,477	$204,023	$(117,058)	$905,984

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt		$43,529	$12,121		$55,650
Line of credit borrowings	$49,000				49,000
Accounts payable	8,041	63,680	6,261		77,982
Contract advances and allowances	5,000	64,026	2,656		71,682
Accrued compensation	7,498	25,240	231		32,969
Accrued income taxes	(359)	6,263	1,526		7,430
Other accrued liabilities	39,586	17,070	5,224		61,880

Total current liabilities	108,766	219,808	28,019	—	356,593
Long-term debt		216,754	60,355		277,109
Post-retirement and post-employment benefits liability	41,032		77,105		118,137
Other long-term liabilities	20,926		18,272		39,198

Total liabilities	170,724	436,562	183,751	—	791,037
Contingencies
Common stock	131		208	$(200)	139
Additional paid-in-capital	236,416		54,595	(54,595)	236,416
Retained earnings	72,417	106,343	20,413	(1,914)	197,259
Corporate investment	(13,279)	128,572	(54,944)	(60,349)	—
Unearned compensation	(2,520)				(2,520)
Other comprehensive income	(3,768)				(3,768)
Common stock in treasury, at cost	(312,579)				(312,579)

Total stockholders' equity	(23,182)	234,915	20,272	(117,058)	114,947

Total liabilities and stockholders' equity	$147,542	$671,477	$204,023	$(117,058)	$905,984

F–30

Statement of Cash Flows Consolidating Schedule
Year Ended March 31, 2001

	Parent Company	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total
Operating Activities
Net income	$(3,026)	$56,566	$18,744	$(4,363)	$67,921
Adjustments to net income to arrive at cash provided by operations:
Depreciation	2,028	34,037	468		36,533
Amortization of intangible assets and unearned compensation	4,533	3,442	472		8,447
Deferred income tax	9,999		1,715		11,714
Loss (gain) on disposal of property	57	(308)			(251)
Changes in assets and liabilities:
Receivables	4,495	45,367	(19,638)	(67)	30,157
Inventory		624	(1,198)	67	(507)
Accounts payable	282	(5,667)	(839)		(6,224)
Contract advances and allowances	(5,000)	(33,119)	931		(37,188)
Accrued compensation	25	5,407	86		5,518
Accrued income taxes	(18)	2,272	2,189		4,443
Accrued environmental liability	(1,239)		(952)		(2,191)
Pension and post-retirement benefits	(25,448)		(3,948)		(29,396)
Other assets and liabilities	(14,183)	(9,996)	10,969	(1,146)	(14,356)

Cash (used for) provided by operating activities	(27,495)	98,625	8,999	(5,509)	74,620
Investing Activities
Capital expenditures	(1,040)	(19,053)	(4,662)		(24,755)
Acquisition of business	(1,400)				(1,400)
Proceeds from sale of operations		17,800			17,800
Proceeds from the disposition of property, plant, and equipment	9,196	513			9,709

Cash provided by (used for) investing activities	6,756	(740)	(4,662)	—	1,354
Financing Activities
Corporate cash advances, net	41,007	(52,699)	6,183	5,509	—
Net borrowings payments on line of credit	(49,000)				(49,000)
Payments made on bank debt		(45,206)	(10,444)		(55,650)
Dividends from subsidiary (to parent)	220		(220)		—
Net purchase of treasury shares	(2,002)				(2,002)
Proceeds from exercised stock options	12,076				12,076

Cash provided by (used for) financing activities	2,301	(97,905)	(4,481)	5,509	(94,576)

Decrease in cash and cash equivalents	(18,438)	(20)	(144)	—	(18,602)
Cash and cash equivalents at beginning of period	43,018	30	2,717		45,765

Cash and cash equivalents at end of period	$24,580	$10	$2,573	$—	$27,163

F–31

Statement of Cash Flows Consolidating Schedule
Year Ended March 31, 2000

	Parent Company	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total
Operating Activities
Net income	$6,113	$59,419	$11,210	$(2,840)	$73,902
Adjustments to net income to arrive at cash provided by operations:
Depreciation	(668)	40,014	43		39,389
Amortization of intangible assets and unearned compensation	3,865	4,096	472		8,433
Deferred income tax	20,477		918		21,395
(Gain) loss on disposal of property	(4,400)	2,510			(1,890)
Changes in assets and liabilities:
Receivables	1,118	(4,167)	(8,333)		(11,382)
Inventory	1,471	(11,330)	1,128	(868)	(9,599)
Accounts payable	(10,827)	(1,725)	(3,457)		(16,009)
Contract advances and allowances	(2,700)	23,728	1,198		22,226
Accrued compensation	1,777	(863)	(378)		536
Accrued income taxes	(260)	(5,259)	(126)		(5,645)
Accrued environmental liability	(1,254)		(262)		(1,516)
Pension and post-retirement benefits	(11,495)		(2,360)		(13,855)
Other assets and liabilities	5,668	(905)	(229)	(183)	4,351

Cash provided by (used for) operating activities	8,885	105,518	(176)	(3,891)	110,336
Investing Activities
Capital expenditures	(970)	(38,802)	(5,801)		(45,573)
Acquisition of business	(1,600)				(1,600)
Proceeds from the disposition of property, plant, and equipment	1,674	(43)			1,631

Cash used for investing activities	(896)	(38,845)	(5,801)	—	(45,542)
Financing Activities
Corporate cash advances, net	19,017	(37,357)	14,449	3,891	—
Net borrowings on line of credit	49,000				49,000
Payments made on bank debt		(31,374)	(7,360)		(38,734)
Proceeds from issuance of long term debt	29,000				29,000
Contributed surplus paid (to subsidiary) from parent	(220)		220		—
Net purchase of treasury shares	(81,276)				(81,276)
Proceeds from exercised stock options	1,903				1,903

Cash provided by (used for) financing activities	17,424	(68,731)	7,309	3,891	(40,107)

Increase in cash and cash equivalents	25,413	(2,058)	1,332	—	24,687
Cash and cash equivalents at beginning of period	17,605	2,088	1,385		21,078

Cash and cash equivalents at end of period	$43,018	$30	$2,717	$—	$45,765

F–32

Statement of Cash Flows Consolidating Schedule
Year Ended March 31, 1999

	Parent Company	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total
Operating Activities
Net income	$(3,949)	$46,874	$8,185	$(297)	$50,813
Adjustments to net income to arrive at cash provided by operations:
Depreciation	(1,089)	39,522	27		38,460
Amortization of intangible assets and unearned compensation	2,073	4,880	472		7,425
Deferred income tax	2,548		160		2,708
Extraordinary loss on early extinguishment of debt, net of taxes		13,689	3,113		16,802
Loss on disposal of property	52	320			372
Changes in assets and liabilities:
Receivables	(5,881)	(22,036)	5,186	(853)	(23,584)
Inventory		4,178	11	853	5,042
Accounts payable	3,809	11,009	(898)		13,920
Contract advances and allowances		(16,320)	1,458		(14,862)
Accrued compensation	3,703	(3,083)	(462)		158
Accrued income taxes	(308)	4,732	859		5,283
Accrued restructuring and facility consolidation	(2,637)				(2,637)
Accrued environmental liability	(919)				(919)
Pension and post-retirement benefits	(22,691)				(22,691)
Other assets and liabilities	(15,003)	15,980	(2,119)	564	(578)

Cash (used for) provided by operating activities	(40,292)	99,745	15,992	267	75,712
Investing Activities
Capital expenditures	(468)	(36,069)	(7,153)		(43,690)
Acquisition of business	(1,100)				(1,100)
Proceeds from the disposition of property, plant, and equipment	63	978			1,041

Cash used for investing activities	(1,505)	(35,091)	(7,153)	—	(43,749)
Financing Activities
Corporate cash advances, net	192,800	(161,608)	(30,925)	(267)	—
Payments made on bank debt		(39,636)	(9,012)		(48,648)
Payments made to extinguish high yield debt		(133,284)	(30,306)		(163,590)
Proceeds from issuance of long-term debt		279,045	63,448		342,493
Payments made for debt issue costs		(7,422)	(1,688)		(9,110)
Contributed surplus paid (to subsidiary) from parent	(280)		280		—
Net purchase of treasury shares	(209,290)				(209,290)
Proceeds from exercised stock options	8,300				8,300

Cash used for financing activities	(8,470)	(62,905)	(8,203)	(267)	(79,845)

(Decrease) increase in cash and cash equivalents	(50,267)	1,749	636	—	(47,882)
Cash and cash equivalents at beginning of period	67,872	339	749	—	68,960

Cash and cash equivalents at end of period	$17,605	$2,088	$1,385	$—	$21,078

F–33

20. Quarterly Financial Data (Unaudited)

    Quarterly financial data is summarized for the years ended March 31, 2001 and 2000 as follows:

	Fiscal Year 2001 Quarter Ended
	July 2	Oct. 1	Dec. 31	Mar. 31
Sales	$270,084	$271,619	$276,349	$323,897
Gross margin	53,593	55,569	60,737	66,476
Income from continuing operations	14,965	16,083	17,725	19,148
Basic earnings per share before discontinued operations and extraordinary loss	1.10	1.17	1.29	1.36
Diluted earnings per share before discontinued operations and extraordinary loss	1.08	1.15	1.25	1.32

Net income	14,965	16,083	17,725	19,148
Basic earnings per share	1.10	1.17	1.29	1.36
Diluted earnings per share	1.08	1.15	1.25	1.32

	Fiscal Year 2000 Quarter Ended
	July 4	Oct. 3	Jan. 2	Mar. 31
Sales	$272,721	$252,789	$244,407	$307,603
Gross margin	54,350	53,957	54,261	53,519
Income from continuing operations	14,601	15,997	16,486	17,368
Basic earnings per share before discontinued operations and extraordinary loss	.95	1.04	1.11	1.24
Diluted earnings per share before discontinued operations and extraordinary loss	.93	1.02	1.10	1.23

Net income	14,601	25,447	16,486	17,368
Basic earnings per share	.95	1.66	1.11	1.24
Diluted earnings per share	.93	1.62	1.10	1.23

F–34

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLIANT TECHSYSTEMS INC.
Date: September 5, 2001	By:	/s/ ERIC S. RANGEN Name: Eric S. Rangen Title: Vice President and Chief Financial Officer

QuickLinks

INDEX TO FINANCIAL STATEMENTS
Alliant Techsystems Inc. Consolidated Balance Sheets
Alliant Techsystems Inc. Consolidated Income Statements
Alliant Techsystems Inc. Consolidated Statements of Cash Flows
Alliant Techsystems Inc. Consolidated Statement of Stockholders' Equity
Alliant Techsystems Inc. Notes to the Consolidated Financial Statements (Amounts in thousands except share and per share data and unless otherwise indicated)
Income Statement Consolidating Schedule Year ended March 31, 2001
Income Statement Consolidating Schedule Year Ended March 31, 2000
Income Statement Consolidating Schedule Year Ended March 31, 1999
Balance Sheet Consolidating Schedule As of March 31, 2001
Balance Sheet Consolidating Schedule As of March 31, 2000
Statement of Cash Flows Consolidating Schedule Year Ended March 31, 2001
Statement of Cash Flows Consolidating Schedule Year Ended March 31, 2000
Statement of Cash Flows Consolidating Schedule Year Ended March 31, 1999
SIGNATURES